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                              CERTIFICATE OF MERGER

                                       OF

                                 CNET SUB, INC.

                                       AND

                                  MYSIMON INC.

It is hereby certified that:

         1. The constituent business corporations participating in the merger herein certified are:

         (i) CNET Sub, Inc., which is incorporated under the laws of the State of Delaware; and

         (ii) mySimon Inc., which is incorporated under the laws of the State of California.

         2. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by CNET Sub, Inc. in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware and by mySimon Inc. in accordance with the laws of the State of its incorporation.

         3. The name of the surviving corporation in the merger herein certified is mySimon Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the laws of the State of its incorporation.

         4. The certificate of incorporation of mySimon Inc., as now in force and effect, shall continue to be the certificate of incorporation of said surviving corporation until amended and changed pursuant to the provisions of the laws of the State of its incorporation.

         5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows: 150 Chestnut Street, San Francisco, California 94111.

         6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

         7. The aforesaid surviving corporation does hereby agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of CNET Sub, Inc., as well as for enforcement of any obligation of said surviving corporation arising from the


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merger herein certified, including any suit or other proceeding to enforce the right, if any, of any stockholder of CNET Sub, Inc. as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware; does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following as the address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware: 150 Chestnut Street, San Francisco, California 94111.


Dated:   February 29, 2000

                                            CNET SUB, INC.


                                            By:      /s/ Sharon LeDuy
                                                --------------------------------
                                                     Sharon LeDuy, Secretary


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Dated:   February 29, 2000

                                             MYSIMON INC.


                                             By:      /s/ Josh Goldman
                                                --------------------------------
                                                      Josh Goldman, President